EX-FILING FEES

Calculation of Filing Fees Table

SC TO-I
(Form Type)

CPG Cooper Square International Equity, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$14,938,000	(a)	0.01102%	$1,646.17	(b)
Fees Previously Paid	-		-	-
Total Transaction Valuation	$14,938,000	(a)
Total Fees Due for Filing				$1,646.17
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$1,646.17	(b)

(a) Calculated as the aggregate maximum purchase price for units of limited liability company interest.
(b) Calculated at 0.01102% of the Transaction Valuation.